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                                                                  Exhibit 99(b)

                             Gulf States Utilities Company
                Computation of Ratios of Earnings to Fixed Charges and
         Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

                                                                               Twelve Months Ended
                                                                                    December 31,                   March 31,
                                                                    1990      1991      1992      1993      1994      1995
Fixed charges, as defined:
  Interest on mortgage bonds                                       $218,462  $201,335  $197,218  $172,494  $167,082  $166,683
  Interest on notes payable                                          24,295     8,446         -         -       763       824
  Interest on long-term debt - other                                 12,668    19,507    21,155    19,440    19,440    19,440
  Other interest                                                     18,380    29,169    26,564    10,561     7,957     7,725
  Amortization of expense and premium on debt-net(cr)                 2,192     1,999     3,479     8,104     8,892     8,580
  Interest applicable to rentals                                     23,761    24,049    23,759    23,455    21,539    19,021
                                                                   ----------------------------------------------------------

Total fixed charges, as defined                                     299,758   284,505   272,175   234,054   225,673   222,273

Preferred dividends, as defined (a)                                 104,484    90,146    69,617    65,299    52,210    50,271
                                                                   ----------------------------------------------------------

Combined fixed charges and preferred dividends, as defined         $404,242  $374,651  $341,792  $299,353  $277,883  $272,544
                                                                   ==========================================================

Earnings as defined:

 Income (loss) from continuing operations before extraordinary
  items and the cumulative effect of accounting changes            ($36,399) $112,391  $139,413   $69,462  ($82,755) ($90,229)
  Add:
    Income Taxes                                                    (24,216)   48,250    55,860    58,016   (62,086)  (61,281)
    Fixed charges as above                                          299,758   284,505   272,175   234,054   225,673   222,273
                                                                   ----------------------------------------------------------

Total earnings, as defined                                         $239,143  $445,146  $467,448  $361,532   $80,832   $70,763
                                                                   ==========================================================

Ratio of earnings to fixed charges, as defined                         0.80      1.56      1.72      1.54      0.36      0.32
                                                                   ==========================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                       0.59      1.19      1.37      1.21      0.29      0.26
                                                                   ==========================================================

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(a)  "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent
     (100%) minus the income tax rate.

(b) Earnings for the year ended December 31, 1994 and 1990, for GSU were not adequate to cover fixed charges by $144.8 million and $60.6 million, respectively. Earnings for the years ended December 31, 1994 and 1990, for GSU were not adequate to cover fixed charges and preferred dividends
     by $197.1 million and $165.1 million, respectively.    Earnings for the
     twelve months ended March 31, 1995 for GSU were not adequate to cover fixed charges by $151.5 million. Earnings for the twelve months ended March 31, 1995 for GSU were not adequate to cover fixed charges and preferred dividends by $201.8 million.